                            CONFIDENTIAL TREATMENT

The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission.

                                                  August 21, 1997



Mr. Robert Grossman
Chairman and Chief Executive Officer
St. Lawrence & Atlantic Railroad Company
96 South George Street
York, Pennsylvania  17401

Subject:  Renegotiation of Note and Operating & Marketing Agreement
          ---------------------------------------------------------

Dear Robert:

   This is in reference to the recent discussions that have taken place between St. Lawrence & Atlantic Railroad Company ("SLR") and Canadian National Railway Company ("CN"), regarding the renegotiation of the existing note of $1,500,000 made by SLR to CN (the "Note") and the Operating and Marketing Agreement.

   As per our discussions, CN and SLR have agreed to the following terms (U.S. Dollars):

   1. A reduction in the yearly subsidy from the current amount of $___ to $___ for the first twelve-month period commencing on October 1, 1997; $___ in the second twelve-month period; $___ in the third twelve-month period; and $0 thereafter.

   2. The elimination of the supplemental trackage fees effective on October 1, 2001.

   3. The elimination of all volume adjustment payments effective on October 1, 1997.

   4. The extension of car hire relief from CN owned cars to all cars effective on October 1, 1997, providing for mileage relief and car hire relief for a maximum of ___ days per car.

   5. Emons Transportation Group, Inc. will execute a Guaranty Agreement agreeing to guaranty the full payment of the CN Note and further agreeing not to encumber any of its assets, or to permit the encumbrance of any of the assets of its subsidiaries or affiliated entities, other than in accordance with the LaSalle Loan Agreement, without CN's prior written consent except as may be provided otherwise in the Intercreditor Agreement between CN and LaSalle National Bank.

Mr. Robert Grossman                                     August 21, 1997
Chairman & Chief Executive Officer
St. Lawrence & Atlantic Railroad Company



   6. As consideration for the terms reflected in numbers 2, 3 and 5 above, CN will forgive the payment of all outstanding principal, and all associated interest, due under the Note based on a seven-year amortization of equal payments of principal and interest. Periodic forgiveness of the Note will be made at the end of each quarter, with the first quarter commencing on October 1, 1997 and continuing quarterly thereafter in accordance with the attached schedule. Notwithstanding the above, however, in the event that (i) SLR sells substantially all of its assets, (ii) if SLR liquidates, either as part of a bankruptcy proceeding or otherwise, then SLR shall pay CN all outstanding amounts of principal and interest that have not then been forgiven.

   CN and SLR will amend or restate the Operating & Marketing Agreement and all other applicable agreements, including the Note, to reflect the provisions set forth herein. The term of these new agreements, and the term of these new provisions, shall be for a period of 7 years commencing as of October 1, 1997.

   If the above is consistent with your understanding of our discussions and with your intentions with respect to this matter, we would ask that you acknowledge your agreement in the space provided below. Upon the signing of this letter agreement by SLR, the provisions herein shall become binding on both parties.

Yours sincerely,

/s/Jean Pierre Ouellet

Jean Pierre Ouellet
Chief Legal Officer and Corporate Secretary


We agree, on behalf of the St. Lawrence & Atlantic Railroad Company, to the agreements contained herein.

ST. LAWRENCE & ATLANTIC RAILROAD COMPANY



By:  /s/Robert Grossman                 By:  /s/Scott F. Ziegler
     ------------------                      -------------------
    Robert Grossman                            Scott F. Ziegler
    Chairman and Chief Executive               Vice President - Finance,
    Officer                                    Controller and Secretary